EXHIBIT 99.2

                                     [LOGO]

                             FOR IMMEDIATE RELEASE:

           SUNBEAM CORPORATION ANNOUNCES ELECTION OF RUSSELL KERSH AS
              EXECUTIVE VICE PRESIDENT, FINANCE AND ADMINISTRATION

         FORT LAUDERDALE, FL (July 24, 1996) -- Sunbeam Corporation (SOC) announced today that Russell A. Kersh has been appointed to the position of Executive Vice President, Finance and Administration. Mr. Kersh will report directly to Albert Dunlap, the Company's newly elected Chairman and Chief Executive Officer, and will be responsible for all finance, human resources, MIS and purchasing functions of the Company. In addition, Mr. Kersh will be elected to the Board of Directors of the Company. Mr. Kersh also is making a significant investment of his own funds in Sunbeam stock.

         Mr. Kersh brings to Sunbeam a strong business background and proven expertise in revitalizing corporations. He most recently assisted Mr. Dunlap in the highly successful turnaround of Scott Paper Company, serving in the capacity of Sr. Vice President, Finance and Administration. During their tenure at Scott Paper Company, shareholder value increased by $6.5 billion in less than two years before Scott merged with Kimberly Clark last December. Prior to his employment at Scott Paper Company, Mr. Kersh served as the Chief Financial Officer/Chief Operating Officer of Adidas North America, Inc. where he was instrumental in the turnaround of that company. He has also worked with Sir James Goldsmith as Chief Financial Officer/Operations Director and with Owens Illinois N/K/A Lily-Tulip, Inc. as Corporate Treasurer.

         Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of outdoor and household brand name products. The Company's Sunbeam
(R) and Oster(R) brands have been household names for generations, and the Company is a market share leader in many of its product categories.

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Contact:          Peter Judice              John G. De Simone
                  Berson-Marsteller         Manager, Investor Relations
                  212-614-4506              Sunbeam Corporation
                                            954-767-2100

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